Exhibit 10.1

Chiasma, Inc.

275 Wyman Street

Suite 250

Waltham, MA 02451

September 27, 2016

Mark. J. Fitzpatrick

Re: Amended and Restated Executive Employment Letter

Dear Mark:

This amended and restated letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Chiasma, Inc. (the “Company”) effective October 1, 2016 (the “Effective Date”). It amends, restates and supersedes in all respects your employment agreement with the Company dated May 8, 2015 (the “Prior Agreement”) as of the Effective Date, provided that your Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement with the Company dated May 8, 2015 (the “Restrictive Covenant Agreement”) shall remain in full effect as modified by this Agreement.

1. Position. As of the Effective Date you will serve as the Company’s President and Chief Executive Officer (the “CEO”) and report to the Company’s Board of Directors (the “Board”). This is a full-time exempt position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), unless you first obtain the Company’s approval. It is understood and agreed that you may serve on one other for-profit board but only if such outside board service does not present a conflict or potential conflict of interest as determined by the Board in good faith. You also may engage in religious, charitable, non-profit board and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. While you are employed as the CEO, you shall serve as a member of the Board. It is expected that you will continue to serve as the principal financial officer and principal accounting officer of the Company, for no additional compensation other than provided herein, until such time as the Company appoints a successor to these positions. You will be entitled to indemnification for actions taken or omitted to be taken on behalf of the Company in your capacity as an officer and director to the fullest extent permitted under applicable law and as provided in the Indemnification Agreement made as of June 21, 2015 (the “Indemnification Agreement”). Upon the ending of your employment, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO.

2. Salary. Effective October 1, 2016, your base salary rate will be increased to $460,000 per year, pro rated for 2016, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic (and no less than annual if practicable) review and adjustment at the Company’s discretion.

3. Annual Bonus. You will be eligible to receive an annual performance bonus. The Company will target the bonus at 50% of your annual salary for the applicable bonus year (the “Bonus Target”). The actual bonus percentage is discretionary and will be subject to the Board’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Board and the terms of any applicable bonus plan. The Board will review your job performance on an annual basis and will discuss with you the criteria which the Board will use to assess your performance for bonus purposes. The Board may also make adjustments in the targeted amount of your annual performance bonus. Your annual bonus for 2016 shall be calculated by (i) prorating the bonus at your former Bonus Target of 40% of your prior annual base salary for the period from January 1, 2016 to September 30, 2016, and (ii) prorating the bonus at your current Bonus Target of 50% of your annual salary for the period from October 1 to December, 31 2016 ((i) and (ii) collectively, the “Prorated Bonus Portions”). The 2016 Annual Bonus is guaranteed in an amount equal to the sum of the Prorated Bonus Portions, provided you remain employed with the Company

Mark. J. Fitzpatrick

September 27, 2016

until December 31, 2016, further provided, if you are terminated by the Company without Cause (as defined below) prior to December 31, 2016 and you enter into a Release (as defined below), you will be entitled to the Prorated Bonus Portions. Furthermore, for as long as you continue in the capacity of both CEO and principal financial officer, you will be entitled to receive a special incentive bonus (the “Special Incentive Bonus”) in an amount equal to $25,000 per annum (i.e., the period commencing each October 1 and ending September 30 the following calendar year), which amount shall (i) accrue monthly until such time as you no longer serve as the Company’s principal financial officer, (ii) in no event exceed $100,000 in the aggregate and (iii) be payable only in the event you remain employed with the Company until the Company resubmits its new drug application with the U.S. Food and Drug Administration for Mycapssa® (octreotide capsules) (the “NDA”) or you are terminated by the Company without Cause (as defined below) prior to the filing of an NDA and you enter into a Release (as defined below). The Company will pay the Prorated Bonus Portions on the next regular payroll date after December 31, 2016, and any other bonus pursuant to this Section 3 no later than 75 days after the end of the period covered by the bonus.

4. Business Travel/Expenses. The Company will reimburse you for travel and other business expenses consistent with the terms and conditions of the Company’s expense reimbursement policies.

5. Benefits/Vacation. You will continue to be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, as well as all benefit programs available to the senior executive employees of the Company. You will continue to be eligible for up to 4 (four) weeks of vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

6. Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board. We will recommend to the Board that you be granted an option as soon as practicable following the Effective Date (the actual grant date, the “Grant Date,”) for the purchase of 373,352 shares of common stock of the Company, at an exercise price per share equal to the stock’s fair market value on the date of the grant (the “Option”). The Option will vest over four (4) years with 25% of the shares vesting on October 1, 2017 and the remaining 75% of the shares vesting in equal monthly installments for the following thirty-six (36) months, provided that you remain employed by the Company on each such vesting date. Your eligibility for stock options will be governed by the Company’s 2015 Stock Incentive Plan (the “Plan”) and any associated stock option agreement required to be entered into by you and the Company (the “Equity Documents”). Subject to approval by the Board, you may from time to time be granted additional equity-based compensation awards in respect of shares of common stock of the Company, pursuant to the Plan or any subsequently adopted incentive compensation plan.

7. At-Will Employment. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason.

8. Termination Benefits.

a. In the event of the termination of your employment for any reason, the Company shall pay you your base salary through your last day of employment (the “Date of Termination”), for any accrued but unused vacation and the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and any other wages required to be paid by applicable law (the “Accrued Obligations”).

b. “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement); (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates, and/or (v) nonperformance (except where due to Disability, as defined in Section 10 below) or unsatisfactory performance of your duties or responsibilities to the Company as determined in good faith by the Company after written notice to you and a reasonable opportunity to cure that shall not exceed thirty (30) days.

Mark. J. Fitzpatrick

September 27, 2016

c. A “Change in Control” means the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

d. “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties (excluding your responsibilities, authority or duties as the principal financial officer and principal accounting officer of the Company, in the event a successor to these positions is appointed); (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) change of more than 60 miles in the geographic location at which you provide services to the Company, excluding any change in geographic location approved by you (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case within 12 months after the occurrence of the first event constituting a Change in Control (a “Change in Control Termination”) and provided you (i) enter into, do not revoke and comply with the terms of a Release of Claims in the form attached to this Agreement as Exhibit A, which includes a general release of claims against the Company and related persons and entities (the “Release”) within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your then current base salary for the eighteen (18) month period that immediately follows the Date of Termination; (b) payment of your Bonus Target for the year in which the Change in Control occurs ((a) and (b), the “Severance Payments”); (c) all of the unvested shares subject to the Option and all other equity awards granted to you pursuant to the Plan shall immediately vest and become exercisable as of the Date of Termination; and (d) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is eighteen (18) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. This Section 8(e) shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

f. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason, in each case other than a Change in Control Termination, and in each case provided you (i) enter into, do not revoke and comply with the terms of the Release within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your then current base salary for the twelve (12) month period that immediately follows the Date of Termination (the “Severance Payments”); and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161

Mark. J. Fitzpatrick

September 27, 2016

et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

g. The Severance Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Severance Payment is considered a separate payment.

9. Termination of Employment as a Result of Death, Disability, Your Resignation without Good Reason or a Termination by the Company for Cause. In the event your employment is terminated as a result of your (a) death, (b) Disability, (c) resignation without Good Reason, (d) termination for Cause by the Company, or (e) any other termination of your employment that is not defined in Section 8(e) or Section 8(f) of this letter, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits. “Disability” means a disability as defined by the group long-term disability insurance policy maintained by the Company for the benefit of its employees. In the absence of such a policy, “Disability” means that, as a result of your mental or physical illness, you are unable to perform (with or without reasonable accommodation in accordance with the Americans with Disabilities Act) the duties of your position pursuant to this Agreement for a period of a minimum of ninety (90) consecutive days.

10. Restrictive Covenant Agreement. The Restrictive Covenant Agreement remains in full effect, is incorporated by reference herein, and is hereby revised by adding the following two Sections:

20. Protected Disclosures. I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

21. Defend Trade Secrets Act of 2016. I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

You agree without reservation that these restraints in the Restrictive Covenant Agreement are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if you were to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

11. Taxes; Section 409A; Section 280G; Section 4099.

a. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

Mark. J. Fitzpatrick

September 27, 2016

b. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

c. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(i) For purposes of this Section 11(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 11(c) shall be made, at the Company’s expense, by a nationally recognized accounting firm selected

Mark. J. Fitzpatrick

September 27, 2016

by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

12. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, the Indmenification Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including without limitation the Prior Agreement. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate at any time, or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

14. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Obligations to Former Employers. You agree that you shall not disclose any confidential information of Aegerion Pharmaceuticals, Inc. (“Aegerion”) at any time or solicit Aegerion employees or customers within the “Restricted Period” of the Employee Confidentiality, Assignment and Noncompetition Agreement between you and Aegerion dated May 9, 2011. By signing this Agreement, you represent to the Company that you have no other contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.

Mark. J. Fitzpatrick

September 27, 2016

Please acknowledge, by signing below, that you have accepted this amended and restated Agreement.

Very truly yours,

By:	/s/ David Stack
David Stack Chairman, Chiasma, Inc.

I have read and accept this employment offer:

/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick Dated: September 27, 2016

Enclosures:	Exhibit A: Release

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is entered into by and between Mark J. Fitzpatrick (the “Executive”) and Chiasma, Inc. (with all affiliates, the “Company”) in connection with the “Agreement” between the Executive and the Company dated September 27, 2016. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Agreement. The consideration for the Executive’s agreement to this Release consists of the Termination Benefits, the receipt of which is conditioned on the Executive’s timely execution and nonrevocation of this Release pursuant to the Agreement.

1. Tender of Release. This Release is automatically tendered to the Executive upon the date of the termination of the Executive’s employment if the Executive is eligible for the Termination Benefits.

2. Release of Claims. Except as provided below, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

•	under any other federal or state statute or constitution or local ordinance;

•	of defamation or other torts;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding anything to the contrary contained in this Release, Section 2 of this Release does not include and will not preclude: (a) Executive’s rights or claims under the Agreement to receive Termination Benefits; (b) claims for worker’s compensation benefits under applicable law; (c) any claims arising solely after the execution of this Release; (d) any claims or rights Executive may have to any vested benefits or vested rights under any employee benefit, welfare, retirement and/or pension plans (the “Plans”), subject to the terms of the, including, but not limited to, the Company’s 2015 Stock Incentive Plan, or any subsequently adopted incentive compensation plan, and applicable equity Award agreements; (e) any rights and/or claims Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (f) claims for unemployment compensation benefits under state law; (g) claims for reimbursement of business expenses approved by the Company and incurred by the Executive prior to the Date of Termination; or (h) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company;

3. Ongoing Obligations of the Executive. The Executive hereby reaffirms his ongoing obligations to the Company under the Restrictive Covenant Agreement and otherwise under the Agreement (the “Ongoing Obligations”), which Obligations are incorporated herein by reference.

4. Nondisparagement. Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

5. Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, except for Termination Benefits to which the Executive is otherwise entitled, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

6. No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

7. Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for a period of at least 21 days (the “Consideration Period”). In the event the Executive executed this Release before the end of the Consideration Period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to the Company’s CEO within sixty (60) days after the Date of Termination. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by HR on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the sixty (60) day period as set forth above and if it is not revoked pursuant to the preceding sentence. This Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

8. Other Terms.

a. Legal Representation; Review of Release. The Executive acknowledges that he has been advised by the Company to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

b. Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

c. Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Executive and the Company.

d. Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide Termination Benefits if all or part of Section 2 of this Release is held to be invalid or unenforceable.

e. Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of laws provisions. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

f. Entire Agreement; Absence of Reliance. This Release constitutes the entire agreement between the Executive and the Company and supersedes any previous agreements or understandings between the Executive and the Company, except the Company’s 2015 Stock Incentive Plan, or any subsequently adopted incentive compensation plan, and applicable Award agreements, any other documents governing the Executive’s equity, options, Restricted Stock Units or other stock based awards as applicable, the Ongoing Obligations and any other obligations specifically preserved in this Release. The Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Release.

IN WITNESS WHEREOF, the parties have executed this Release effective on the date and year first above written.

CHIASMA, INC.

By:
[NAME] [TITLE]

Date

Mark J. Fitzpatrick

Date

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